Exhibit (s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Kayne Anderson BDC, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	12,181,352	$ 16.5351	$201,419,264.39	0.0001531	$ 30,837.29	___	___	___	___
Fees Previously Paid	___	___	___	___	___	___	___	___	___	___	___	___
Carry Forward Securities
Carry Forward Securities	___	___	___	___	___	___	___	___	___	___	___	___
Total Offering Amount						$201,419,264.39		$30,837.29
Total Fees to Be Paid								$30,837.29
Total Fees Previously Paid								___
Net Fee Due								$ 30,837.29

(1)	Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(c) under the Securities Act based on a per share price of $16.5351, the average of the high and low reported sales prices of the registrant’s common stock on The New York Stock Exchange on November 11, 2024, a date within five business days prior to the filing of this registration statement.